EXHIBIT 12

                 KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



(Millions of dollars)                                     2002         2001         2000         1999          1998
---------------------                                    -----         ----        ------        ----         -----
Income (loss) from
     continuing operations                               $(611)        $476        $  817        $138         $(339)

Add -
     Provision (benefit) for
         income taxes                                      (46)         276           437         105          (173)
     Interest expense                                      275          195           208         191           159
     Rental expense representative
         of interest factor                                 20           13            11          12            12
                                                         -----         ----        ------        ----         -----
     Earnings (loss)                                     $(362)        $960        $1,473        $446         $(341)
                                                         =====         ====        ======        ====         =====

Fixed Charges -
     Interest expense                                    $ 275         $195        $  208        $191         $ 159
     Rental expense representative
         of interest factor                                 20           13            11          12            12
      Interest capitalized                                   8           31             5           8            28
                                                         -----         ----        ------        ----         -----
         Total fixed charges                             $ 303         $239        $  224        $211         $ 199
                                                         =====         ====        ======        ====         =====

Ratio of earnings (loss) to
     fixed charges                                           -(1)       4.0           6.6         2.1             -(1)
                                                         =====         ====        ======        ====         =====



(1) Earnings were inadequate to cover fixed charges by $665 million in 2002 and $540 million in 1998.